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Exhibit 4.3

7 1/4% Senior Note Due 2011

UNLESS THIS CERTIFICATE IS PRESENTED BY A REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Form of Global Exchange Security

No.	$

7 1/4% Senior Notes Due 2011

EXCO Resources, Inc., a Texas corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of                        Dollars on January 15, 2011.

Interest Payment Dates: January 15 and July 15.
Record Dates: January 1 and July 1.

Additional provisions of this Security are set forth on the other side of this Security.

Dated:

EXCO RESOURCES, INC.
By:
Name: T.W. Eubank Title: President

[SEAL]

EXCO RESOURCES, INC.
By:
Name: J. Douglas Ramsey Title: Chief Financial Officer
TRUSTEE'S CERTIFICATE OF AUTHENTICATION
WILMINGTON TRUST COMPANY as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By:	Authorized Signatory

1.
Interest

        EXCO Resources, Inc., a Texas corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Security at a rate of 0.50% per annum (increasing by an additional 0.50% per annum after each consecutive 90-day period that occurs after the date on which such Registration Default occurs up to a maximum additional interest rate of 1.5%) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. The Company will pay interest (including any Additional Interest pursuant to the Registration Rights Agreement) semiannually in arrears on January 15 and July 15 of each year, commencing July 15, 2004. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 20, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate borne by this Security plus 1.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

2.
Method of Payment

        The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the January 1 or July 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.
Paying Agent and Registrar

        Initially, Wilmington Trust Company, a Delaware banking corporation (the "Trustee"), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.
Indenture

        The Company issued the Securities under an Indenture dated as of January 20, 2004 ("Indenture"), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act"). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

        The Securities are senior obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.04 of the Indenture, to issue Additional Securities pursuant to Section 2.13 of the Indenture. The Initial Securities issued on the Issue Date, any Additional Securities and all Exchange Securities or Private Exchange Securities issued in exchange therefore will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; engage in transactions with affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications.

5.
Optional Redemption

        Except as set forth below and in paragraph 6, the Company shall not be entitled to redeem the Securities.

        Prior to January 15, 2007, the Company shall be entitled at its option to redeem all, but not less than all, of the Securities at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). The Company shall cause notice of such redemption to be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        On or after January 15, 2007, the Company shall be entitled at its option to redeem all or a portion of the Securities upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Period	Redemption Price
2007	105.438%
2008	103.625%
2009	101.813%
2010 and thereafter	100.000%

        In addition, prior to January 15, 2007, the Company shall be entitled at its option on one or more occasions to redeem Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Securities (which includes Additional Securities, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that if the Public Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of the Company); provided, however, that (1) at least 65% of such aggregate principal amount of Securities (which includes Additional Securities, if any) remains outstanding immediately after the occurrence of each such redemption (other than Securities held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the related Public Equity Offering.

6.
Notice of Redemption

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.
Put Provisions

        Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price in cash equal to 101% of the principal amount of the Securities to be repurchased plus accrued interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

        Upon consummation of a Permitted MLP Transaction, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder as provided in, and subject to the terms of, the Indenture at a repurchase price equal to (A) if the Permitted MLP Transaction is consummated at any time prior to January 15, 2007, 107.25% or (B) if the Permitted MLP Transaction is consummated at any time on or after January 15, 2007, the redemption price set forth under the third paragraph of paragraph 5 of this Security that would be applicable at such time if the Securities were being redeemed on the date of the Permitted MLP Transaction under such paragraph, in each case, such MLP Offer price being expressed as a percentage of the principal amount of the Securities on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

8.
Guaranty

        The payment by the Company of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Subsidiary Guarantors (except that the guarantee of Taurus Acquisition is subordinated to the Credit Agreement) to the extent set forth in the Indenture.

9.
Security

        The Securities will be secured by a second priority security interest (subject to Specified Permitted Liens) on the Collateral. The Collateral consists of 65% of the Capital Stock of Addison Energy Inc. and 100% of the Capital Stock of Taurus Acquisition, Inc. Notwithstanding the foregoing, at no time will any shares of Capital Stock of such Subsidiaries constitute Collateral to the extent that at such time Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation or any other law, rule or regulation is adopted which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company as a result of the fact that such shares of Capital Stock secure the Securities, but only to the extent and for so long as necessary to not be subject to such requirement. At such times, the Pledge Agreement will be amended or modified, without the consent of any Holder of Securities, to the extent considered necessary to reflect the operation of the foregoing sentence.

10.
Denominations; Transfer; Exchange

        The Securities are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.

11.
Persons Deemed Owners

        The registered Holder of this Security may be treated as the owner of it for all purposes.

12.
Unclaimed Money

        If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment to the Company, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.
Discharge and Defeasance

        Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

14.
Amendment, Waiver

        Subject to certain exceptions set forth in the Indenture, (a) the Indenture, the Pledge Agreement, the Intercreditor Agreement and the Securities may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities (including consents obtained in connection with a tender offer or exchange offer for Securities) and (b) any past default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company, the Subsidiary Guarantors and the Trustee shall be entitled to amend the Indenture, the Pledge Agreement, the Intercreditor Agreement or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the Securities, including Subsidiary Guaranties, or to further secure the Securities, or to add additional covenants or surrender rights and powers conferred on the Company or the Subsidiary Guarantors, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Securityholder. Notwithstanding the foregoing, without the consent of any Holder of Securities, any amendment, waiver or consent agreed to by the Credit Agent or the holders of First Lien Obligations under any provision of the Pledge Agreement granting the first-priority Lien on any Collateral to secure the First Lien Obligations will automatically apply to the comparable provision of the Pledge Agreement; provided, however, that if any such amendment, waiver or consent could reasonably be expected to be adverse to the Securityholders or the interest of the Securityholders in the Collateral, such amendment, waiver or consent will not be applicable to the Pledge Agreement as provided above unless First Lien Obligations (including commitments in respect thereof to the extent that such commitments are subject only to borrowing base requirements or other reasonable and customary funding conditions and are then available to be funded at the election of the Company) of no less than $20.0 million (after giving effect to all borrowing base calculations) secured by first-priority Liens on the Collateral are then outstanding. Notwithstanding the foregoing, no such amendment, waiver or consent may have the effect of releasing the Collateral, except to the extent set forth in Article 12 of the Indenture.

15.
Defaults and Remedies

        Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Securities; (b) default in payment of principal on the Securities at maturity, upon redemption pursuant to paragraph 5 or 6 of the Securities, upon acceleration or otherwise, or failure by the Company to redeem or purchase Securities when required; (c) failure by the Company, or any Subsidiary Guarantor to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $5.0 million (e) certain events of bankruptcy or insolvency with respect to the Company and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $5.0 million; (g) certain defaults with respect to Subsidiary Guaranties; and (h) certain defaults relating to the Collateral under the Pledge Agreement. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

        Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if and so long as it determines that withholding notice is in the interest of the Holders.

16.
Trustee Dealings with the Company

        Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.
No Recourse Against Others

        A director, officer, employee, incorporator or stockholder, as such, of the Company or any Subsidiary Guarantor or the Trustee shall not have any liability for any obligations of the Company under the Securities, any Subsidiary Guaranty, the Pledge Agreement or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

18.
Authentication

        This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

19.
Abbreviations

        Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.
CUSIP Numbers

        Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.
Holders' Compliance with Registration Rights Agreement

        Each Holder of a Security, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.

22.
Governing Law

        THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        The Company will furnish to any Securityholder upon written request and without charge to the Security holder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

    EXCO Resources, Inc.
    12377 Merit Drive, Suite 1700
    Dallas, TX 75251
    Attention: General Counsel

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type Assignee's Name)
(Print or type Assignee's Address including city, state and zip code)
(Print or type Assignee's Social Security or Tax ID Number)

and irrevocably appoint                        agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.07, 4.10 or 4.11 of the Indenture, check the box:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.07, 4.10 or 4.11 of the Indenture, state the amount in principal amount: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)
Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

        The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of the Global Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

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  Exhibit 4.3
Form of Global Exchange Security
ASSIGNMENT FORM
OPTION OF HOLDER TO ELECT PURCHASE
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY